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                        April 30, 2020

       Julia Wright
       Senior Vice President, General Counsel and Secretary
       Apergy Corporation
       2445 Technology Forest Blvd
       Building 4, 12th Floor
       The Woodlands, TX 77381

                                                        Re: Apergy Corporation
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed February 12,
2020
                                                            File No. 001-38441

       Dear Ms. Wright:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                        Sincerely,


                        Division of Corporation Finance

                        Office of Technology
       cc:                                              Michael J. Aiello,
Weil, Gotshal & Manges LLP